EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-42722 on Form N-1A of our report dated August 20, 2024, relating to the financial statements and financial highlights of Parametric Tax-Managed Emerging Markets Fund (the “Fund”), one of the funds constituting Eaton Vance Series Trust II (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended June 30, 2024, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 23, 2024